Exhibit 99.2

Supplemental Information to Lenders’ Presentation

Recent Acquisitions

Brand acquired three businesses over the past five months. The Company believes these acquisitions will add new capabilities and presence in critical markets, complement Brand’s existing businesses, offer compatible fleets, and provide for straightforward integrations.

On August 3, 2006, Brand purchased Interstate Scaffolding, Inc. (“Interstate”) for $31.3 million. Interstate is a full service work access provider that focuses on the refining, commercial, power and pulp and paper end markets in the West, Northeast, and Midwest regions of the U.S. Approximately 60% of Interstate’s revenue comes from long-term maintenance contracts. Brand purchased Interstate because it believes it adds capabilities and presence in critical markets, provides a potential $30+ million maintenance contract annuity, brings critical mass with select refiners where Brand has lower presence, and increases potential national contracts. The Company believes that Interstate offers a straightforward integration due to comparable fleets, similar operations, and it aligns with Brand’s current locations, creating facility synergies. Interstate generated $6.3 million of adjusted EBITDA on revenues of $56.2 million for the twelve months ended September 30, 2006(1).

On November 30, 2006, Brand purchased Safway of Pittsburgh for $29.0 million. Safway of Pittsburgh is a full service work access provider primarily focused on the power generation end market in the northern U.S. Brand purchased Safway of Pittsburgh primarily because it adds technical capability and customer relationships in power generation and brings critical mass with select large utilities. Safway of Pittsburgh generated adjusted EBITDA of $5.9 million on sales of $28.9 million for the twelve months ended September 30, 2006(1).

On September 22, 2006, Brand purchased West Coast Crane for C$3.4 million. West Coast Crane is a forming and shoring provider on Vancouver Island, B.C. Brand purchased West Coast Crane because it provides the Company with needed additional capacity to serve customers on Vancouver Island where strong building growth is expected from the 2010 Olympics and carryover, and its well-equipped, newer, compatible equipment. West Coast Crane generated $0.6 million of adjusted EBITDA on revenues of $0.9 million for the twelve months ended September 30, 2006(1).

(1) Unaudited financial results

Adjusted EBITDA is not a measure of performance defined by, or calculated in accordance with, GAAP. We believe that adjusted EBITDA is a useful measure of financial performance that shows a company’s ability to fund its operations. Adjusted EBITDA is used by us to compare our performance to that of our peers and is commonly used by analysts and investors in assessing performance. You should not consider adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operations, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA, as calculated by us, may not be comparable to similarly titled measures employed by other companies.